                                                                EXHIBIT (a)(4)

                          Offer to Purchase for Cash
               Up to 4,820,000 Outstanding Shares of Common Stock
                       (Including the Associated Rights)
                                       of

                         GLOBAL MOTORSPORT GROUP, INC.

                                       at
                              $21.75 Net per Share
                                       by

                         Global Motorsport Group, Inc.


--------------------------------------------------------------------------------
         THE OFFER AND WITHDRAWAL RIGHTS WILL EXPIRE AT 5:00 P.M., NEW
 YORK CITY TIME, ON WEDNESDAY, AUGUST 12, 1998, UNLESS THE OFFER IS EXTENDED.
--------------------------------------------------------------------------------



                                              July 13, 1998
To Brokers, Dealers, Commercial Banks,
  Trust Companies and Other Nominees:

     We have been appointed by Global Motorsport Group, Inc., a Delaware corporation (the "Company"), to act as Information Agent in connection with the Company's offer to purchase up to 4,820,000 outstanding shares of common stock, par value $.001 per share (the "Common Stock"), including the associated rights to purchase shares of Common Stock issued pursuant to the Rights Agreement between the Company and American Stock Transfer and Trust Company, dated as of November 13, 1996 (the "Rights" and, together with the Common Stock, the "Shares"), of the Company at a price of $21.75 per Share, net to the seller in cash, without interest, upon the terms and subject to the conditions set forth in the Company's Offer to Purchase, dated July 13, 1998 (the "Offer to Purchase"), and the related Letter of Transmittal (which, as amended or supplemented from time to time, together constitute the "Offer") enclosed herewith. The Offer is being made in connection with the Amended and Restated Agreement and Plan of Merger, dated as of June 28, 1998, by and among Fremont Acquisition Company III, LLC, a Delaware limited liability company ("Purchaser"), the Company and GMS Acquisition Corp., a Delaware corporation ("Acquisition Sub"). Please furnish copies of the enclosed materials to those of your clients for whose accounts you hold Shares registered in your name or in the name of your nominee.

     For your information and for forwarding to your clients for whom you hold Shares registered in your name or in the name of your nominee we are enclosing copies of the following documents:

          1.   Offer to Purchase;

          2. Letter of Transmittal to tender Shares for your use and for the information of your clients;

          3. Notice of Guaranteed Delivery to be used to accept the Offer if certificates for Shares are not immediately available or time will not permit all required documents to reach the Depositary by the Expiration Date (as defined in the Offer to Purchase) or if the procedure for book-entry transfer cannot be completed on a timely basis;

          4. An Issuer Tender Offer Statement on Schedule 13E-4 filed with the Securities and Exchange Commission by the Company;

          5. A letter which may be sent to your clients for whose accounts you hold Shares registered in your name or in the name of your nominee, with space provided for obtaining such clients' instructions with regard to the Offer;

          6. Guidelines of the Internal Revenue Service for Certification of Taxpayer Identification Number on Substitute Form W-9; and

          7.  Return envelope addressed to the Depositary.

     WE URGE YOU TO CONTACT YOUR CLIENTS AS PROMPTLY AS POSSIBLE. PLEASE NOTE THAT THE OFFER AND WITHDRAWAL RIGHTS EXPIRE AT 5:00 P.M., NEW YORK CITY TIME, ON WEDNESDAY, AUGUST 12, 1998, UNLESS THE OFFER IS EXTENDED.

     In all cases, payment for Shares tendered and accepted for payment pursuant to the Offer will be made only after timely receipt by the Depositary of (i) the certificates evidencing such Shares or timely confirmation of a book-entry transfer of such Shares into the Depositary's account at the Book-Entry
Transfer Facility (as defined in the Offer to Purchase), (ii) a Letter of Transmittal (or facsimile thereof), properly completed and duly executed, with any required signature guarantees, or an Agent's Message (as defined in the Offer to Purchase) in connection with a book-entry delivery, and (iii) any other documents required by the Letter of Transmittal.

     If holders of Shares wish to tender Shares, but cannot deliver such holders' certificates or other required documents, or cannot comply with the procedure for book-entry transfer, prior to the expiration of the Offer, a tender may be effected by following the guaranteed delivery procedure described in "THE TENDER OFFER--Section 3. Procedure for Tendering Shares" of the Offer to Purchase.

     Neither the Company nor Purchaser will pay any fees or commissions to any broker, dealer or other person (other than the Information Agent) for soliciting tenders of Shares pursuant to the Offer. However, upon request, the Company will reimburse you for customary mailing and handling expenses incurred by you in forwarding any of the enclosed materials to your clients. The Company will pay or cause to be paid any stock transfer taxes payable with respect to the transfer of Shares to it, except as otherwise provided in the Letter of Transmittal.

     Any inquiries you may have with respect to the Offer should be addressed to MacKenzie Partners, Inc., the Information Agent, at the address and telephone numbers set forth on the back cover page of the Offer to Purchase.

     Additional copies of the enclosed material may be obtained from the Information Agent at the address and telephone number set forth on the back cover page of the Offer to Purchase.

                              Very truly yours,

                              MacKenzie Partners, Inc.

--------------------------------------------------------------------------------
          NOTHING CONTAINED HEREIN OR IN THE ENCLOSED DOCUMENTS SHALL
        AUTHORIZE YOU OR ANY OTHER PERSON TO ACT ON BEHALF OF OR AS THE
       AGENT OF PURCHASER, ACQUISITION SUB, THE COMPANY, THE INFORMATION
        AGENT OR THE DEPOSITARY, OR OF ANY AFFILIATE OF ANY OF THEM, OR
     AUTHORIZE YOU OR ANY OTHER PERSON TO USE ANY DOCUMENT OR TO MAKE ANY
     STATEMENT ON BEHALF OF ANY OF THEM IN CONNECTION WITH THE OFFER OTHER
       THAN THE ENCLOSED DOCUMENTS AND THE STATEMENTS CONTAINED THEREIN.
--------------------------------------------------------------------------------

                                       3